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                                                                     EXHIBIT 5.1
                                Vinson & Elkins
                                ATTORNEYS AT LAW

                             VINSON & ELKINS L.L.P.
                           3700 TRAMMELL CROW CENTER
                                2001 ROSS AVENUE
                            DALLAS, TEXAS 75201-2975
                            TELEPHONE (214) 220-7700


                                 August 6, 1997


Capstar Broadcasting Partners, Inc.
600 Congress Avenue, Suite 1400
Austin, Texas  78701

Ladies and Gentlemen:

         We have acted as counsel for Capstar Broadcasting Partners, Inc., a Delaware corporation (the "Company"), in connection with the registration of 1,806,719 shares of the Company's 12% Senior Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Stock") and $180,672,000 aggregate principal amount of the Company's 12% Exchange Debentures due 2009 (the "Exchange Debentures"), under the Securities Act of 1933 (the "Securities Act") on a Registration Statement on Form S-4 (the "Registration Statement").

         In reaching the opinions set forth in this letter, we have reviewed originals or copies of the Registration Statement, the Certificate of Designation, dated June 17, 1997 (the "Certificate of Designation"), relating to the Preferred Stock, the Exchange Indenture, dated as of June 17, 1997, between the Company and U.S. Trust Company of Texas, N.A., as trustee (the "Exchange Indenture"), relating to the Exchange Debentures, and such other agreements, certificates of public officials, certificates of officers of the Company, certificates of other persons, records, documents and matters of law as we deemed relevant.

         Based on and subject to the foregoing and subject further to the assumptions, exceptions and qualifications hereinafter stated, we express the opinion that, subject to compliance with applicable federal and state securities laws (as to which we express no opinion):

         1. The shares of Preferred Stock to be exchanged for shares of Old Preferred Stock in the Exchange Offer (as such terms are defined in the Registration Statement), when issued and delivered in accordance with the terms of the Certificate of Designation and delivered in exchange for the shares of Old Preferred Stock, will be duly authorized, validly issued, fully paid and nonassessable. The shares of Preferred Stock, to be issued as dividends on the Preferred Stock, when issued and delivered in accordance with the terms of the Certificate of Designation, will be duly authorized, validly issued, fully paid and nonassessable.
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Capstar Broadcasting Partners, Inc.
August 6, 1997
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         2.      The Exchange Debentures to be issued in exchange for the
Preferred Stock, when executed, authenticated, issued and delivered in accordance with the terms of the Exchange Indenture, will constitute legally binding obligations of the Company. The Exchange Debentures to be issued as interest on the Exchange Debentures, when executed, authenticated, issued and delivered in accordance with the terms of the Exchange Indenture, will constitute legally binding obligations of the Company.

         The opinions expressed above are subject to the following assumptions, exceptions and qualifications:

         (a)     We have assumed that                                        a)
all information contained in all documents reviewed by us is true and correct,
(ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so, (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity, and (vii) the laws of any jurisdiction other than Texas that govern any of the documents reviewed by us (other than the Company's certificate of incorporation and bylaws) do not modify the terms that appear in any such document.

         (b) The opinions expressed in this letter are limited to the laws of the State of Texas, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America. You should be aware that we are not admitted to the practice of law in the State of Delaware.

         (c) We note that the Exchange Indenture provides that it is governed by the laws of the State of New York. While we express no opinion with respect to the laws of the State of New York, we have assumed that the internal laws of the State of New York are the same as the internal laws of the State of Texas. We have made no investigation to confirm whether such assumption is correct.

         (d) The opinion in paragraph 2 is subject to laws relating to bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

         This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement as having passed on certain legal matters in connection with the shares of New Preferred Stock and the Exchange Debentures. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section
7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
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Capstar Broadcasting Partners, Inc.
August 6, 1997
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         This opinion speaks as of the date hereof, and we disclaim any duty to advise you regarding any changes subsequent to the date hereof in, or to otherwise communicate with you with respect to, the matters addressed herein.

                                        Very truly yours,

                                        /S/ VINSON & ELKINS L.L.P.